VERA BRADLEY ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2019 RESULTS

Fourth quarter net income totaled $8.6 million, or $0.25 per diluted share, at the high end of guidance

Company ended the fiscal year with strong cash and investment position of $156.6 million, operating cash flow of $43.6 million, and no debt

Fourth quarter net revenues totaled $118.2 million, at the high end of guidance

Management provides guidance for first quarter and fiscal year ending February 1, 2020; management sees potential for double-digit diluted EPS growth for the year

FORT WAYNE, Ind., March 13, 2019 - Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced its financial results for the fourth quarter and fiscal year ended February 2, 2019 (“Fiscal 2019”).

Summary of Financial Performance for the Fourth Quarter

Net revenues totaled $118.2 million for the current year fourth quarter ended February 2, 2019, compared to $132.0 million in the prior year fourth quarter ended February 3, 2018. Revenues were at the high end of the Company’s guidance range of $114 to $119 million.

For the current year fourth quarter, the Company posted net income of $8.6 million, or $0.25 per diluted share, which was at the high end of the Company’s guidance range of $0.22 to $0.25 per diluted share.

“We are pleased that our fourth quarter revenues were at the high end of our guidance, our gross margin rate exceeded our expectations, and expenses were well-controlled,” noted Robert Wallstrom, Chief Executive Officer. “These factors led to fourth quarter EPS of $0.25, at the top of our guidance range.”

For the prior year fourth quarter, the Company posted net income of $8.5 million, or $0.24 per diluted share. These results included $3.3 million of after-tax charges comprised of:

•	a tax charge of $2.1 million related to federal tax reform legislation;

•	severance charges of $0.8 million;

•	store impairment charges of $0.3 million; and

•	other strategic plan (Vision 20/20) charges of $0.1 million.
On a non-GAAP basis, excluding these charges, the Company’s prior year fourth quarter net income totaled $11.8 million, or $0.33 per diluted share.

Summary of Financial Performance for the Fiscal Year

Net revenues totaled $416.1 million for Fiscal 2019, compared to $454.6 million in Fiscal 2018. Revenues were at the upper end of the Company’s $412 to $417 million guidance range.

For Fiscal 2019, the Company posted net income of $20.8 million, or $0.59 per diluted share. “We are pleased with our Fiscal 2019 performance, which was not only at the high end of our guidance range of $0.57 to $0.60 per diluted share but was meaningfully better than the $0.35 to $0.45 per share annual guidance we provided at this time last year,” Wallstrom noted.

For Fiscal 2018, the Company posted net income of $7.0 million, or $0.19 per diluted share. These results included $14.5 million of after-tax charges comprised of:

•	severance charges of $4.2 million;

•	store impairment charges of $4.0 million;

•	strategic plan (Vision 20/20) consulting fees of $2.9 million;

•	a tax charge of $2.1 million related to recent federal tax reform legislation; and

•	other charges of $1.3 million, including inventory adjustments related to the discontinuation of certain product categories and net lease termination charges.
On a non-GAAP basis, excluding these charges, the Company’s net income totaled $21.5 million, or $0.60 per diluted share, for Fiscal 2018.

Update on Vision 20/20 and Fiscal 2019 Accomplishments

Wallstrom continued, “About 18 months ago, we initiated Vision 20/20 - our three-year plan to restore the Vera Bradley brand and business to a healthy foundation and to return our Company to solid growth. Fiscal 2019 was the first full year in our three-year journey.”

Fiscal 2019 major focus areas as a part of Vision 20/20 were:

•	Drastically reducing clearance revenues and restoring full-price selling;

•	Delivering SG&A and cost of sales reductions;

•	Maximizing retention of the Company’s customer base; and

•	Driving cash from operations.

Wallstrom commented, “We made excellent progress against these key initiatives over the last year.

•
We improved the quality of sales by reducing clearance activity in our full-line stores and on verabradley.com by approximately 70% and increasing comparable full price selling in these two channels by over 20%.

•
We continued to deliver on our SG&A reductions through diligent expense management and implementation of our Vision 20/20 initiatives, reducing SG&A to our targeted level of $212 million for Fiscal 2019. Our reduced level of clearance activity, combined with other efforts in sourcing and distribution, drove meaningful year-over-year gross profit margin improvement.

•
While, as expected, our overall customer count was down in the mid-single digit range for the fiscal year due to the dramatic reduction in clearance promotions and lower than anticipated factory channel traffic, the customer count in our full-line stores and on verabradley.com exceeded our expectations. In addition, a higher percentage of new customers entered the brand through full-price purchasing.

•	We generated operating cash flow of $43.6 million and increased our year-over-year cash and investment balances by nearly $20 million, while completing over $16 million in share repurchases.”

Wallstrom continued, “But, that’s not all. We accomplished significantly more during the year.

•	On the product front:

◦
We implemented tighter assortment guardrails around categories, patterns, and pricing. Our overall pattern and assortment performance is becoming more predictable and consistent as we mix art and science.

◦	We drove full-price selling by focusing on our Top 10 styles, solids, and category dominance in our signature categories like back-to-campus and travel.

◦	We made headway on pricing agility and assortment optimization by location.

◦	Our sourcing team reduced the impact of China tariffs by decreasing our reliance on China and increasing production in duty-free countries.

◦	We continued to strengthen and expand our licensing relationships.

◦	We collaborated with Disney Theme Park Merchandise to create a highly successful limited-edition novelty pattern called Mickey’s Paisley Celebration.

◦	We launched product customization.

•	In our distribution channels:

◦	As planned, we opened six new factory stores and closed 10 underperforming full-line stores during the year.

◦	We began to experiment with new store formats, including a pop-up store in Union Station in Washington DC.

◦	We had another successful Annual Outlet Sale in Fort Wayne in April, gathering over 45,000 brand loyalists from across 50 states and several countries.

◦
In the specialty channel, as the fiscal year ended, we began to see stabilization in our business. Giftbeat, the premier trade publication serving the gift industry, voted Vera Bradley as the Vendor of the Year for 2018, an award given to the vendor that contributed the most to the reporting stores’ bottom lines.

◦	Completing the rollout of our Vera Bradley Online Outlet flash sale site allowed us to transition to a more full-price selling model on our digital flagship, verabradley.com.

◦
We took further steps to segregate Vera Bradley from the online discount-driven marketplace by exiting our partnership with eBay, and we pursued rigorous prosecution of illegitimate distribution in close partnership with Amazon.

•	In the marketing area:

◦
We continued to increase brand awareness with our Digital-First strategy, focusing on high-quality placements and targeted digital efforts, with much more emphasis on full-price offerings and less on clearance and sale. Total impressions were up more than 50% to over 2.1 billion for the year.

◦	We entered into several successful social media collaborations with our license partners and influencers and increased both our Instagram and Facebook followers.

◦
We continued our community and charitable initiatives, with a particular focus on women and children, including our national “Blessings in a Backpack” program and supporting the raising of $2.2 million for the Vera Bradley Foundation for Breast Cancer.

“What I am probably most proud of, though, is our team and culture. Going through the last 18 months would put significant strain on any organization. Yet, we have seen our team come together as a more united and empowered organization that is not only maintaining, but strengthening, our extraordinary culture as we return our brand and Company to a healthy foundation and begin to return to growth.”

Looking Ahead: Vision 20/20 - Year 2

“The first stage of Vision 20/20 was to restore brand and Company health, and I am excited by the progress we have made. Fiscal 2020 promises to be an exciting and challenging year as we move into Year 2 of our journey, focused on building the platform for growth in customers, sales, and profit,” Wallstrom concluded. “In addition to building upon our Fiscal 2019 progress, in Fiscal 2020, we will focus on:

•
Growth: Our goal is to return to positive comparable sales growth this year. The key to growth will come from delivering compelling product tailored to our customers, coupled with engaging marketing and customer experiences, that will both build engagement with our current customers and bring new customers to the brand.

•
Operational Excellence: We will be investing in our technology and business processes, creating a more efficient and nimble organization, which is vital as the pace of change in retail continues to accelerate.

•	Ownership: We will continue to build our culture into an ownership-based model, where every Associate has the framework to drive significant value creation through their individual and team efforts.”

Fourth Quarter Details

The prior year non-GAAP fourth quarter income statement numbers referenced below exclude the previously outlined severance, store impairment, and other charges.

Current year fourth quarter Direct segment revenues totaled $98.0 million, an 11.2% decrease from $110.4 million in the prior year fourth quarter. Comparable sales (including e-commerce) decreased 11.2% for the quarter (reflecting a 2.4% decline in comparable store sales and a 27.4% decrease in e-commerce sales). Comparable sales continued to be negatively impacted by the expected year-over-year declines in store and e-commerce traffic. The Company closed 10 full-line stores and opened six factory outlet stores in the last twelve months. In the prior year fourth quarter, the additional week contributed approximately $3.0 million in net revenues.

Indirect segment revenues decreased 6.4% to $20.2 million from $21.6 million in the prior year fourth quarter, reflecting a reduction in orders coupled with a reduction in the number of specialty accounts. In the prior year fourth quarter, the additional week contributed approximately $1.1 million in net revenues.

Gross profit for the quarter totaled $67.1 million, or 56.8% of net revenues, compared to $74.2 million, or 56.2% of net revenues, in the prior year fourth quarter. On a non-GAAP basis, prior year fourth quarter gross profit totaled $74.3 million, or 56.3% of net revenues. The year-over-year 50 basis point adjusted gross profit improvement primarily related to reduced clearance activity and increased full-price selling on verabradley.com and in the Company’s full-line stores, a higher percentage of made-for-factory (MFO) product sold within the factory channel, and operational savings, partially offset by increased China tariffs and higher than expected inbound shipping costs. The gross profit percentage was modestly above guidance of 56.0% to 56.5% primarily due to the impact of Chinese tariffs being at the lower end of our expectation.

SG&A expense totaled $55.6 million, or 47.1% of net revenues, in the current year fourth quarter, compared to $58.8 million, or 44.5% of net revenues, in the prior year fourth quarter. On a non-GAAP basis, prior year fourth quarter SG&A expense totaled $57.1 million, or 43.2% of net revenues. SG&A expenses were lower than the prior year primarily due to diligent expense management and savings realized in conjunction with Vision 20/20. Fourth quarter SG&A expenses were at the high end of guidance of $53.5 to $55.5 million.

The Company’s operating income totaled $11.7 million, or 9.9% of net revenues, in the current year fourth quarter, compared to $15.6 million, or 11.8% of net revenues, in the prior year fourth quarter. On a non-GAAP basis, the Company’s prior year fourth quarter operating income totaled $17.4 million, or 13.2% of net revenues.

By segment, Direct operating income was $24.0 million, or 24.5% of Direct net revenues, compared to $25.6 million, or 23.2% of Direct net revenues, in the prior year. On a non-GAAP basis, prior year fourth quarter Direct operating income was $26.8 million, or 24.3% of Direct net revenues. Indirect operating income was $7.3 million, or 36.3% of Indirect net revenues, compared to $7.0 million, or 32.3% of Indirect net revenues, in the prior year. On a non-GAAP basis, prior year fourth quarter Indirect operating income was $7.6 million, or 35.2% of Indirect net revenues.

Fiscal Year Details

The prior year non-GAAP income statement numbers referenced below exclude the previously outlined severance, store impairment, consulting, and other charges.

Direct segment revenues for the current year totaled $328.0 million, a 6.8% decrease from $351.8 million in the prior year. Comparable sales (including e-commerce) decreased 10.3% for the period (reflecting a 4.2% decline in comparable store sales and a 24.7 % decrease in e-commerce sales). Comparable sales continued to be negatively impacted by year-over-year declines in store and e-commerce traffic. The Company closed 10 full-line stores and opened six factory outlet stores in the last twelve months.

Indirect segment revenues for the current year decreased 14.4% to $88.1 million from $102.9 million in the prior year, reflecting a reduction in orders from both specialty accounts and certain key accounts coupled with a reduction in the number of specialty accounts.

Gross profit for Fiscal 2019 totaled $238.6 million, or 57.3% of net revenues, compared to $254.0 million, or 55.9% of net revenues, in the prior year. On a non-GAAP basis, gross profit for the prior year totaled $255.1 million, or 56.1% of net revenues. The year-over-year 120 basis point adjusted gross profit improvement primarily related to reduced clearance activity and increased full-price selling on verabradley.com and in the Company’s full-line stores, a higher percentage of made-for-factory (MFO) product sold within the factory channel, and operational savings, partially offset by increased China tariffs and higher than expected inbound shipping costs. The gross profit percentage was in line with guidance of 57.1% to 57.3%.

SG&A expense totaled $212.0 million, or 50.9% of net revenues, in Fiscal 2019, compared to $239.8 million, or 52.7% of net revenues, in the prior year. On a non-GAAP basis, SG&A expense totaled $221.4 million, or 48.7% of net revenues. SG&A expenses were lower than the prior year primarily due to diligent expense management and savings realized in conjunction with Vision 20/20. SG&A expenses were in line with guidance of $210.0 to $212.0 million.

The Company’s Fiscal 2019 operating income was $27.1 million, or 6.5% of net revenues, compared to $15.0 million, or 3.3% of net revenues, in Fiscal 2018. On a non-GAAP basis, the Company’s Fiscal 2018 operating income was $34.5 million, or 7.6% of net revenues.

By segment, Direct operating income was $67.9 million, or 20.7% of Direct net revenues, compared to $61.0 million, or 17.3% of Direct net revenues, in the prior year. On a non-GAAP basis, prior year Direct operating income was $68.9 million, or 19.6% of Direct net revenues. Indirect operating income was $34.5 million, or 39.2% of Indirect net revenues, compared to $34.8 million, or 33.8% of Indirect net revenues, in the prior year. On a non-GAAP basis, prior year Indirect operating income was $37.1 million, or 36.1% of Indirect net revenues.

Balance Sheet

Net capital spending for the fiscal year totaled $8.1 million, which was generally in line with the $8 million guidance.

During the fourth quarter, the Company repurchased approximately $5.1 million of its common stock (approximately 500,000 shares at an average price of $10.11), bringing the fiscal year total to $16.3 million (approximately 1.3 million shares at an average price of $12.58). As of fiscal year end, the Company had approximately $47.2 million remaining under its $50 million share repurchase authorization.

Cash, cash equivalents, and investments as of February 2, 2019 totaled $156.6 million compared to $138.4 million at prior fiscal year end. The Company generated operating cash flow of $43.6 million in Fiscal 2019. The Company had no debt outstanding at year end. Year-end inventory was $91.6 million compared to $87.8 million at last fiscal year end and at the low end of guidance of $90 to $100 million.

First Quarter and Fiscal Year 2020 Outlook

For the first quarter of Fiscal 2020, the Company expects:

•	Net revenues of $86 to $91 million compared to prior year first quarter revenues of $86.6 million.

•
A gross profit percentage of 55.2% to 55.7% compared to 56.1% in the prior year first quarter. Sourcing and operational efficiencies are expected to be more than offset by the impact of Chinese tariffs.

•
SG&A expense of $52.5 to $53.5 million, compared to $50.7 million in the prior year first quarter, reflecting incremental expenses related to new factory store locations and the timing of marketing expenses.

•
Diluted loss per share of ($0.06) to ($0.08), based on diluted weighted-average shares outstanding of 34.5 million and an effective tax rate of 20.0%. The net loss totaled ($0.04) per diluted share, in the prior year first quarter.

•	Inventory of $85 to $95 million at the end of the first quarter, compared to $86.2 million at the end of last year’s first quarter.

For Fiscal 2020, Company expectations are as follows:

•	Net revenues of $420 to $440 million compared to $416.1 million in Fiscal 2019.

•	A gross profit percentage approximately flat with 57.3% in Fiscal 2019. Sourcing and operational efficiencies are expected to be offset by the impact of Chinese tariffs.

•	SG&A expense of $213 to $218 million compared to $212.0 million in Fiscal 2019, reflecting incremental expenses related to new factory store locations partially offset by full-line store closures.

•
Diluted earnings per share of $0.64 to $0.74, based on diluted weighted-average shares outstanding of 34.5 million and an effective tax rate of 26.0%. Diluted earnings per share totaled $0.59 last year.

•	Net capital spending of approximately $13 million compared to $8.1 million in the prior year, reflecting investments associated with new factory locations and logistics and technology enhancements.

Comparability of Periods

The current year fourth quarter consisted of 13 weeks compared to 14 weeks in the prior year fourth quarter. Fiscal 2019 consisted of 52 weeks compared to 53 weeks in the prior fiscal year ended February 3, 2018 (“Fiscal 2018”). Comparable sales were calculated based on 13 weeks in each fourth quarter and 52 weeks in each fiscal year. Management estimates that the additional week contributed approximately $4.1 million in net revenues and increased diluted earnings per share by approximately $0.01 for both the prior year fourth quarter and Fiscal 2018.

Disclosure Regarding Non-GAAP Measures

The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company believes that the non-GAAP measures presented in this earnings release, including prior year gross profit; selling, general, and administrative expenses; operating income; net income and diluted net income per share, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.

Call Information

A conference call to discuss results for the fourth quarter and fiscal year end is scheduled for today, Wednesday, March 13, 2019, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (877) 458-4121, and enter the access code 5973403. A replay will be available shortly after the conclusion of the call and remain available through March 27, 2019. To access the recording, listeners should dial (844) 512-2921, and enter the access code 8548036.

About Vera Bradley

Vera Bradley is a leading designer of women’s handbags, luggage and travel items, fashion and home accessories, and unique gifts.  Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s innovative designs, iconic patterns, and brilliant colors continue to inspire and connect women unlike any other brand in the global marketplace.

Vera Bradley offers a multi-channel sales model as well as a focus on service and a high level of customer engagement. The Company sells its products through two reportable segments: Direct and Indirect. The Direct business consists of sales of Vera Bradley products through the Company’s full-line and factory outlet stores in the United States, verabradley.com, the Company’s online outlet site, and its annual outlet sale in Fort Wayne, Indiana. The Indirect business consists of sales of Vera Bradley products to approximately 2,300 specialty retail locations, substantially all of which are located in the United States, as well as select department stores, national accounts, third party e-commerce sites, third-party inventory liquidators, and royalties recognized through licensing agreements.

The Company’s commitment to bringing more beauty into women’s lives includes its dedication to breast cancer research through the Vera Bradley Foundation for Breast Cancer.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement Vision 20/20; possible inability to successfully implement our long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our single distribution facility; and possible ramifications from the payment card incident disclosed in October 2016. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended February 3, 2018. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	February 2, 2019	February 3, 2018
Assets
Current assets:
Cash and cash equivalents	$113,493	$68,751
Short-term investments	19,381	54,150
Accounts receivable, net	15,604	15,566
Inventories	91,581	87,838
Income taxes receivable	809	4,391
Prepaid expenses and other current assets	11,600	11,327
Total current assets	252,468	242,023
Property, plant, and equipment, net	77,951	86,463
Long-term investments	23,735	15,515
Deferred income taxes	6,724	5,385
Other assets	1,270	1,283
Total assets	$362,148	$350,669
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$14,595	$13,503
Accrued employment costs	13,316	13,616
Other accrued liabilities	13,482	12,343
Income taxes payable	2,163	812
Total current liabilities	43,556	40,274
Long-term liabilities	23,889	25,112
Total liabilities	67,445	65,386
Shareholders’ equity:
Additional paid-in capital	95,572	91,192
Retained earnings	291,994	270,783
Accumulated other comprehensive loss	(24)	(114)
Treasury stock	(92,839)	(76,578)
Total shareholders’ equity	294,703	285,283
Total liabilities and shareholders’ equity	$362,148	$350,669

Vera Bradley, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended	Fourteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Net revenues	$118,193	$132,000	$416,097	$454,648
Cost of sales	51,114	57,813	177,510	200,639
Gross profit	67,079	74,187	238,587	254,009
Selling, general, and administrative expenses	55,643	58,781	211,984	239,810
Other income	218	208	498	782
Operating income	11,654	15,614	27,101	14,981
Interest income, net	(448)	(156)	(1,125)	(413)
Income before income taxes	12,102	15,770	28,226	15,394
Income tax expense	3,483	7,257	7,469	8,378
Net income	$8,619	$8,513	$20,757	$7,016

Basic weighted-average shares outstanding	34,596	35,493	35,222	35,925
Diluted weighted-average shares outstanding	34,904	35,686	35,467	36,026

Basic net income per share	$0.25	$0.24	$0.59	$0.20
Diluted net income per share	$0.25	$0.24	$0.59	$0.19

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

(unaudited)

	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	February 2, 2019	February 3, 2018
Cash flows from operating activities
Net income	$20,757	$7,016
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant, and equipment	16,540	19,570
Impairment charges	—	6,298
Provision for doubtful accounts	184	425
Stock-based compensation	4,927	3,071
Deferred income taxes	(1,497)	8,154
Cash gain in investments	32	162
Other non-cash charges, net	512	103
Changes in assets and liabilities:
Accounts receivable	438	7,322
Inventories	(3,994)	14,445
Prepaid expenses and other assets	(100)	566
Accounts payable	738	(18,214)
Income taxes	4,933	(870)
Accrued and other liabilities	94	(5,406)
Net cash provided by operating activities	43,564	42,642
Cash flows from investing activities
Purchases of property, plant, and equipment	(8,148)	(11,822)
Purchases of investments	(59,461)	(85,530)
Proceeds from maturities and sales of investments	85,559	45,716
Proceeds from disposal of property, plant, and equipment	5	32
Net cash provided by (used in) investing activities	17,955	(51,604)
Cash flows from financing activities
Tax withholdings for equity compensation	(547)	(618)
Repurchase of common stock	(16,064)	(7,908)
Payments of debt-issuance costs	(160)	(123)
Net cash used in financing activities	(16,771)	(8,649)
Effect of exchange rate changes on cash and cash equivalents	(6)	(13)
Net increase (decrease) in cash and cash equivalents	44,742	(17,624)
Cash and cash equivalents, beginning of period	68,751	86,375
Cash and cash equivalents, end of period	$113,493	$68,751
Supplemental disclosure of cash-flow information
Cash paid for income taxes, net	$4,035	$1,942
Cash paid for interest	$169	$187
Supplemental disclosure of non-cash activity
Non-cash operating, investing, and financing activities
Repurchase of common stock
Expenditures incurred but not yet paid as of February 2, 2019 and February 3, 2018	$197	$—
Expenditures incurred but not yet paid as of February 3, 2018 and January 28, 2017	$—	$—
Purchases of property, plant, and equipment
Expenditures incurred but not yet paid as of February 2, 2019 and February 3, 2018	$1,065	$1,183
Expenditures incurred but not yet paid as of February 3, 2018 and January 28, 2017	$1,183	$2,204

Vera Bradley, Inc.
Fourth Quarter Fiscal 2019
GAAP to Non-GAAP Reconciliation ThirteenWeeks Ended February 2, 2019
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items[1]	Non-GAAP (Excluding Items)
Selling, general, and administrative expenses	$55,643	$—	$55,643
Operating income	11,654	—	11,654
Income before income taxes	12,102	—	12,102
Income tax expense	3,483	—	3,483
Net income	8,619	—	8,619
Diluted net income per share	$0.25	$—	$0.25

Direct segment operating income	$23,995	$—	$23,995
Indirect segment operating income	$7,314	$—	$7,314
Unallocated corporate expenses	$(19,655)	$—	$(19,655)

[1]There were no Other Items identified during the fourth quarter of fiscal 2019

Vera Bradley, Inc.
Fourth Quarter Fiscal 2018
GAAP to Non-GAAP Reconciliation Fourteen Weeks Ended February 3, 2018
(in thousands, except per share amounts)
(unaudited)

	Fourteen Weeks Ended
	As Reported	Vision 20/20 Items and Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$74,187	$(115)	[1]	$74,302
Selling, general, and administrative expenses	58,781	1,694	[2]	57,087
Operating income (loss)	15,614	(1,809)		17,423
Income (loss) before income taxes	15,770	(1,809)		17,579
Income tax expense	7,257	1,454	[3]	5,803
Net income (loss)	8,513	(3,263)		11,776
Diluted net income (loss) per share	$0.24	$(0.09)		$0.33

Direct segment operating income (loss)	$25,617	$(1,190)	[4]	$26,807
Indirect segment operating income (loss)	$6,966	$(619)	[5]	$7,585
Unallocated corporate expenses	$(16,969)	$—		$(16,969)

[1]Items are for severance charges
[2]Items include $1,100 for severance charges; $446 for store impairment charges; and $148 for other Vision 20/20 charges
[3]Items include $2,134 for a net charge as a result of the Tax Cuts and Jobs Act and a $680 benefit for the tax impact of the charges mentioned above
[4]Includes $711 for severance charges; $446 for store impairment charges; and $33 for other Vision 20/20 charges
[5]Includes $504 for severance charges and $115 for other Vision 20/20 charges

Vera Bradley, Inc.
Fiscal 2019
GAAP to Non-GAAP Reconciliation Fifty-Two Weeks Ended February 2, 2019
(in thousands, except per share amounts)
(unaudited)

	Fifty-Two Weeks Ended
	As Reported	Other Items[1]	Non-GAAP (Excluding Items)
Selling, general, and administrative expenses	$211,984	$—	$211,984
Operating income	27,101	—	27,101
Income before income taxes	28,226	—	28,226
Income tax expense	7,469	—	7,469
Net income	20,757	—	20,757
Diluted net income per share	$0.59	$—	$0.59

Direct segment operating income	$67,862	$—	$67,862
Indirect segment operating income	$34,500	$—	$34,500
Unallocated corporate expenses	$(75,261)	$—	$(75,261)

[1]There were no Other Items identified during fiscal 2019

Vera Bradley, Inc.
Fiscal 2018
GAAP to Non-GAAP Reconciliation Fifty-Three Weeks Ended February 3, 2018
(in thousands, except per share amounts)
(unaudited)

	Fifty-Three Weeks Ended
	As Reported	Vision 20/20 Items and Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$254,009	$(1,134)	[1]	$255,143
Selling, general, and administrative expenses	239,810	18,401	[2]	221,409
Operating income (loss)	14,981	(19,535)		34,516
Income (loss) before income taxes	15,394	(19,535)		34,929
Income tax expense (benefit)	8,378	(5,067)	[3]	13,445
Net income (loss)	7,016	(14,468)		21,484
Diluted net income (loss) per share	$0.19	$(0.40)		$0.60

Direct segment operating income (loss)	$60,979	$(7,925)	[4]	$68,904
Indirect segment operating income (loss)	$34,763	$(2,349)	[5]	$37,112
Unallocated corporate expenses	$(80,761)	$(9,261)	[6]	$(71,500)

[1]Items include $935 for inventory adjustments related to certain product categories as a result of Vision 20/20 initiatives and $199 for severance charges
[2]Items include $6,368 for severance charges; $6,298 for store impairment charges; $4,649 for strategic consulting charges; $734 for lease termination charges, net; and $352 for other Vision 20/20 charges

[3]Items include a $7,201 benefit related to the tax impact of the charges mentioned above and $2,134 for a net charge as a result of the Tax Cuts and Jobs Act
[4]Includes $6,298 for store impairment charges; $826 for severance charges; $734 for lease termination charges, net; and $67 for other Vision 20/20 charges
[5]Includes $1,184 for severance charges; $935 for inventory adjustments; and $230 for other Vision 20/20 charges
[6]Includes $4,649 for strategic consulting charges; $4,557 for severance charges; and $55 for other Vision 20/20 charges